EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-136910 and 333-126119 on Form S-3 and Nos. 333-133867, 333-131037, 333-125892 and 333-119409 on Form S-8 of our report dated March 16, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Standards (“SFAS”) No. 123(R) , Share-Based Payment), relating to the financial statements of Critical Therapeutics Inc. and our report dated March 16, 2007 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Critical Therapeutics, Inc. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 16, 2007